 Exhibit 99.1

Soluna Holdings, Inc. Extends Maturity

Date of October Notes to April 2023

ALBANY, N.Y., September 13, 2022 – Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced that it has entered into a further amendment to its convertible notes (the “Notes”) which were issued on October 25, 2021.

The Company has agreed with the noteholders to amend the terms of the Notes and to extend the Notes’ maturity date until April 25, 2023. The amendment also allows for the Company to have released to it the $1,000,000 currently on deposit, though by October 17, 2022, the Company is required to re-escrow this amount. The Company will also not be required to make the next $950,000 escrow deposit that would have been due on September 28, 2022or redeem up to $2,200,000 of Notes on September 29, 2022.

In exchange for the extension of the maturity date of the Notes, the Company also agreed to increase the original issue discount (“OID”) of the Notes by 4%, which increases the balance due from $12,485,781 to $13,006,022. The Company also issued to the noteholders (1) 430,564 shares of the Company’s common stock in exchange for their existing Class B warrants to purchase up to 592,025 shares of common stock and (2) four new classes of warrants, each to purchase up to 1,000,000 shares of common stock, at exercise prices $3.50, $4.50, $5.50, and $7.50, respectively.

In addition, the amended also extended the next conversion price reset of the Notes from October 5, 2022, to October 10, 2022. At any time until October 17, 2022, the noteholders have the option to convert up to $1,000,000 of the Notes to shares of the Company’s common stock at a conversion price of $2.2186, which reflects a twenty percent (20%) discount to the five-day volume weighted average price (VWAP) as of the close of trading on September 12, 2022. None of the other material terms of the Notes, as previously amended, have been further amended.

Commenting on the amendment, Michael Toporek, CEO of Soluna Holdings, Inc., said, “We are pleased to be able to work with our noteholders to extend the maturity date of the outstanding Notes. We believe this transaction provides greater financial flexibility for the Company in the short term as we build towards energizing Project Dorothy and provides the noteholders with greater upside potential as we grow and scale our business over the long term.”

The Company is also filing a Current Report on Form 8-K with the Securities Exchange Commission, which will contain additional information regarding this transaction and will be available on the Company’s EDGAR page at www.sec.gov.

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

The statements in this press release with respect to the entry into the amendment with the noteholders and the benefits to the Company and such holders constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to those risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other risks and uncertainties that may be detailed from time to time in SHI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Philip F. Patman, Jr.

Chief Financial Officer

Soluna Holdings, Inc.

ppatman@soluna.io

713.906.5705

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

SLNH@mzgroup.us

561.489.5315